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EXHIBIT 23





                         Independent Auditors' Consent


The Board of Directors
Deposit Guaranty Corp.:

We consent to incorporation by reference in the registration statements (Nos. 33-38655, 33-7937, 33-4912 and 33-64333) on Form S-8 and Form S-3 of Deposit
Guaranty Corp. of our report dated February 6, 1996 relating to the consolidated statements of condition of Deposit Guaranty Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Deposit Guaranty Corp.

Our report refers to a change in the method of accounting for debt securities.




                                              KPMG PEAT MARWICK LLP



Jackson, Mississippi
March 29, 1996





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